Sub-Item 77O

Rule 10f-3 Transactions

DREYFUS PREMIER INVESTMENT FUNDs, INC.

DREYFUS GLOBAL REAL ESTATE SECURITEIS FUND

On 3/18/10, Dreyfus Global Real Estate Securities Fund, a series of Dreyfus Premier Investment Funds, Inc. (the “Fund”) purchased 45,450 shares of HRPT Properties Trust Common Stock- CUSIP # 40426W101 (the “Notes”). The Notes were purchased from Morgan Stanley, Citi, and Wells Fargo, each a member of the underwriting syndicate offering the Notes, from their accounts. BNY Mellon Capital Markets LLC, an affiliate of the Fund, was a member of the syndicate but received no benefit in connection with the transaction. Bank of America received a commission of 0.184% per Note. No other member received any economic benefit. The following is a list of the syndicate’s primary members:

Banca IMI
Banc of America Securities LLC
Barclays Capital
BNP Paribas
BNY Mellon Capital Markets LLC
Citi
Deustche Bank Securities
Goldman, Sachs & Co.
HSBC
J.P. Morgan
Mizuho Securities USA Inc.
Morgan Stanley
PNC Capital Markets LLC
UBS Investment Bank
U.S. Bancorp Investments, Inc.

Accompanying this statement are materials made available to the Board of Trustees of the Fund, which ratified the purchase as in compliance with the Fund’s Rule 10f-3 Procedures, at the Fund’s Board meeting held on July 13, 2010.

EXHIBIT B

PRE-PURCHASE APPROVAL FORM
PURCHASE OF SECURITIES UNDERWRITTEN BY AN AFFILIATE
Used for compliance with Rule 10f-3 and/or Rule 23B

1. Account/Fund Name: Dreyfus Global Real Estate Securities Fund
2. Anticipated Purchase Date: 3/18/2010
3. Total Net Assets of Account/Fund: $96,761,694 a/o 3/18/2010
4. Type and Description of Security to be Purchased: HRPT Properties Trust common stock
5. Credit Rating of Security (Rating/Rating Agency): N/A (pfd rated Baa3)
6. Name of Underwriting Syndicate Dealer Effecting Transaction: Morgan Stanley, Citi, Wells Fargo
7. Name of Affiliated Underwriter in Underwriting Syndicate: BNYMCM
8. Issue Size: 30 million shs ($217,500,000)
9. CUSIP: 40426W101
10. Amount Purchased by Account/Fund: 45,450 shs
11. Percentage of Principal Amount of Offering Purchased by Account/Fund: 0.15%
12. Amount Purchased as a Percentage of Account/Fund Assets: 0.34%
13. Purchase Price of Securities (if at par, so state): $7.25
14. Commission/Spread Received by Principal Underwriters: $0.184
15. Yield (as applicable): n/a %
16. Average Yield of Security Purchased by Non-affiliated Entities on Date of Purchase n/a %
17. The Affiliated Purchase Should be Reported to the BOD of which Entities: The Bank of New York Mellon (Asset Management); BNY Mellon, NA (Wealth Management) __________; Other (Describe) __________

Mutual Fund Purchases Only:

1. Was Price paid for all block purchases the same for all participants? (Must be Yes):
2. Was Security Purchased on Offer Date? (Must be Yes);
3. Was Issuer in continuous operation for at least 3 years? (Must be Yes):
4. Was the Offering Part of firm commitment by Underwriter? (Must be Yes):
5. Did affiliated Underwriter benefit directly from the Purchase? (Must be No)
6. Was the Commission or Spread paid reasonable as compared to Transactions with non-affiliated Parties? (Must be Yes):

REPRESENTATIONS (Check box to make specific affirmation of all points listed below OR Trade Can Not Be Made) ☒

This transaction complies with all applicable provisions of the *Policy For Fiduciary Account Purchases Of Securities Underwritten By An Affiliate*?

- **This purchase will not be designated as a "group sale" (i.e, affiliated underwriter does not receive commissions from the unaffiliated broker/dealer) or otherwise allocated to the affiliated underwriter's account and the purchase of these securities will not benefit a direct or indirect affiliate entity of BNY Mellon.**
- The decision to enter into this transaction is based solely on the best interests of the account/fund and not upon the interests of any BNY Mellon affiliate or any other party, including, without limitation, another party to the transaction.
- The securities will be purchased prior to the end of the first day on which any sales are made, at a price that will not be more than the price paid by each other purchaser of the securities in that offering or any concurrent offering of the securities. If the securities are offered for subscription upon exercise of rights, the securities will be purchased on or before the fourth day preceding the day on which the rights offering terminated.
- The underwriting Affiliate indicates that its share of **equity securities does** not **exceed 5% of the entire offering.**
- The adviser has determined that the securities purchased are in accordance with Rule 10f-3 policies and procedures in which the applicable fund is permitted to invest in its prospectus. **Per Rule 10f-3, mutual fund purchases of fixed income and equity securities are limited to 25% of the offering.**
- **Note: If transaction pertains to an account governed by ERISA, Exhibit C, ERISA checklist per DOL PTE 75-1 must be completed and submitted as required. Please check box ☐ if Exhibit C is required—if so, please complete and submit.**

LOB Asset Management Unit (Print) Urdang Securities Management

AND

LOB Portfolio Manager Name (Print) Dean Frankel Signature [signature] Date 3/19/10

AND

LOB CIO/COO Name (Print) Richard Fest Signature [signature] Date 3.22.10

AND

Chief Compliance Officer Name (Print) Joe Law Signature [signature] Date 3/19/10

To: Kathleen Newman, Phone 412-234-0375 – Corporate Risk Management (151-2225)
Fund Chief Compliance Officer (For Affiliated Mutual Fund Purchases Only)

Information Classification: Internal Effective 21 January 2008
Corporate Policy Directory I-G.046—Fiduciary Account Purchases of Securities Underwritten by an Affiliate

Copyright 2008–2009 The Bank of New York Mellon Corporation. All rights reserved.
Page 7 (11 pages total)

Table of Contents

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-159995

PROSPECTUS SUPPLEMENT
(To prospectus dated June 15, 2009)

30,000,000 Shares

HRPT Properties Trust

Common Shares of Beneficial Interest

We are offering 30,000,000 common shares of beneficial interest. Our common shares are listed on the New York Stock Exchange under the symbol "HRP." The last reported sale price on March 18, 2010 was $7.50 per share.

Investing in our common shares involves risks that are described in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2009.

	Per Share	Total
Public offering price	*$7.25*	*$217,500,000*
Underwriting discount	*$.30813*	*$9,243,900*
Proceeds, before expenses, to HRPT Properties Trust	*$6.94187*	*$208,256,100*

The underwriters may also purchase from us up to an additional 4,500,000 common shares, at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover overallotments, if any.

Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The common shares will be ready for delivery on or about March 24, 2010.

Joint Book-Running Managers

Morgan Stanley *Citi* *Wells Fargo Securities*

Co-Lead Managers

Jefferies & Company
Morgan Keegan & Company, Inc.
RBC Capital Markets
UBS Investment Bank

Co-Managers

Janney Montgomery Scott *Oppenheimer & Co.*